     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 1996
                                          REGISTRATION STATEMENT NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                                 WAVEPHORE, INC.
             (Exact name of registrant as specified in its charter)

           INDIANA                                              86-0491428
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                            3311 NORTH 44TH STREET
                            PHOENIX, ARIZONA 85018
                                (602) 952-5500
             (Address, including zip code, and telephone number,
             including area code, of principal executive offices)

                     DAVID E. DEEDS, CHIEF EXECUTIVE OFFICER
                                 WAVEPHORE, INC.
                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    COPY TO:
                             DOUGLAS J. REICH, ESQ.
                                 WAVEPHORE, INC.
                             3311 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85018
                                 (602) 952-5500

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
   TITLE OF EACH CLASS OF             AMOUNT TO BE        OFFERING PRICE         AGGREGATE         REGISTRATION
SECURITIES TO BE REGISTERED(1)        REGISTERED(2)        PER UNIT(3)       OFFERING PRICE(3)         FEE
---------------------------------------------------------------------------------------------------------------
Common Shares, no par value              1,247,029          $9.625              $12,002,654         $3,637.00
===============================================================================================================

                    (Facing Page Continued on Following Page)

(1) This registration statement covers the resale by selling securityholders of 1,497,029 Common Shares previously acquired by such selling securityholders.

(2) In the event of a stock split, stock dividend, or similar transaction involving Common Shares of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g), based upon the last reported sales price of the Common Shares on October 1, 1996, as reported by the Nasdaq National Market.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 3, 1996

PROSPECTUS

                               1,247,029 SHARES

                               WAVEPHORE, INC.

                                COMMON SHARES

                     To Be offered by Several Holders of
                     the Common Shares of WavePhore, Inc.

        This Prospectus relates to the resale by certain selling securityholders (the "Selling Securityholder") of an aggregate of 1,247,029 common shares, no par value (the "Common Shares"), of WavePhore, Inc. ("WavePhore" or the "Company") previously acquired by such securityholders . The distribution of the Common Shares by the Selling Securityholders currently is not subject to any underwriting agreement. None of the Common Shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

       The Common Shares registered for resale hereby have been registered pursuant to the Company's obligations contained in written agreements with certain of the Selling Securityholders. The Selling Securityholders may elect to sell all, a portion or none of the Common Shares offered by them hereunder.

       The Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol "WAVO." On September 27, 1996, the last reported sales price of the Common Shares, as reported by Nasdaq, was $11.31 per share.

       The Common Shares may be sold by the Selling Securityholders from time to time either in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, through the facilities of Nasdaq, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Securityholders. The net proceeds to the Selling Securityholders will be the proceeds received by them upon such sales, less brokerage commissions. All expenses of registration incurred in connection with the registration of the Common Shares, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Shares being sold by the Selling Securityholders, will be borne by the Company. See "Plan of Distribution."

SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

EACH SELLING SECURITYHOLDER AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SECURITYHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. COMMISSIONS RECEIVED BY ANY SUCH BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS UNDER THE SECURITIES ACT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER  , 1996

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Shares are listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Common Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

       No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                      INFORMATION INCORPORATED BY REFERENCE

       The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (2) Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (3) the Proxy Statement for the 1996 Annual Meeting of Securityholders;
(4) Current Report on Form 8-K dated December 27, 1995 (as amended by Form 8-K/A filed on March 11, 1996); (5) Schedule 13E-4 Issuer Tender Offer Statement dated September 25, 1996; and (6) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents.

       Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests for such documents should be directed to Kenneth D. Swenson, Chief Financial Officer, WavePhore, Inc., 3311 North 44th Street, Phoenix, Arizona 85018; telephone (602) 952-5500.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This Prospectus, including all documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus (and in documents incorporated by reference), including without limitation, statements under "The Company," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                 THE COMPANY

       WavePhore, Inc., including its wholly-owned subsidiaries WavePhore Canada, Inc. ("WavePhore Canada"), WavePhore Networks, Inc. ("WavePhore Networks") and WavePhore Japan, K.K. ("WavePhore Japan") (collectively, "WavePhore" or the "Company"), is a developer and provider of proprietary products and services for low-cost, high-speed, wireless data broadcasting systems for distributing digital data via the existing worldwide television, radio and satellite broadcast infrastructures. The Company believes that it is the leading operator worldwide of broadcasting networks, and the only fully integrated multimedia, datacasting services company in the world. The Company's proprietary technologies for broadcast and reception, application software, content, and network services provide its customers with low-cost, highly reliable delivery of electronic information.

       The Company is a leading supplier of wireless data broadcasting network services and equipment for information providers ("IPs"), including vendors of financial data, news, and other services, such as Reuters America, Inc. ("Reuters"), Dow Jones & Company, Inc. ("Dow Jones"), the Associated Press, Knight-Ridder, Inc., and Thompson Financial Services, the provider of First Call(R). The Company believes it is the only company that provides wireless data broadcasting services to the majority of the leading IPs in North America. The Company provides IPs with multiple private and shared broadcast delivery options for distribution of time-sensitive information. Its turnkey, reliable, cost-effective solutions include FM sub-carrier, Vertical Blanking Interval ("VBI"), television in-band, and VSAT Satellite technologies.

       The Company operates high quality wireless data delivery networks for numerous IPs via its FM subcarrier and small dish satellite data broadcasting networks. The networks utilize established broadcast technologies, and is particularly suited to the economical one-way transmission of data from one central location to many remote sites. The Company's FM subcarrier transmission operations are established in 14 major United States markets which, combined with the Company's small dish satellite coverage, enables the Company to serve all of the continental United States and the major population centers in Canada. In addition, the Company sells and rents sophisticated data receivers to IPs for use with the Company's network. The Company also markets and sells in the U.S. and Canada commercial data broadcasting network services through exclusive long-term agreements with radio and television broadcasters, including the Canadian Broadcasting Corporation ("CBC") in Canada.

       The Company sells advanced data receivers and network management systems which employ FM subcarrier, Ku-band, C-band and single channel per carrier satellite transmission to companies which operate private networks to disseminate information or audio programming to numerous remote locations. These companies include Novanet Communications (Canada), SkyTel Corp., AEI Music Network, Inc., Reuters, Muzak, 3M and WSI Weather.

       The Company has designed and produced VBI hardware, including encoders, decoders and bridges, and has developed various software packages for data transmission and reception, including a datacasting network management server. Certain of the Company's VBI technology has been licensed to Intel Corporation ("Intel") by the Company and is now a part of the Intercast(R) Standard which has been developed by Intel. Products made by industry suppliers utilizing the Intercast Standard are expected to be available in the second half of 1996.

       The Company's TVT1/4 data broadcasting system transmits digital data, inserted into analog television signals, at approximately 300,000 bits per second ("bps"), which is up to approximately 10 times faster than conventional consumer telephone modems currently in use. The TVT1/4 product consists of an encoder, installed at the television broadcasting site, and decoders placed at data reception sites within the reach of the broadcast signal.

       The Company intends to establish its wireless data broadcasting systems as an integral part of an emerging, worldwide data broadcast industry. The Company believes that its wireless data broadcasting systems are particularly suited for those international markets which have underdeveloped wired telecommunications infrastructures.

       The Company's Newscast service allows users to create customer information profiles and have news and information matching those profiles electronically "clipped" from over 400 services and delivered continuously to the users' personal computers. The Newscast service, which incorporates hardware and software, enables end-users to continuously filter real time news from IPs and allows easy integration of this flow of information into an organization's local area network or electronic mail system for delivery to persons who need timely access to such information. The Company offers versions of the Newscast product for Microsoft Windows(R) and Apple Macintosh(R) operating systems.

       On January 25, 1995, the Company purchased all of the outstanding common stock of BleuMont Telecom Inc. ("BleuMont Telecom") of Montreal, Canada, in consideration for $284,831 (including direct acquisition costs of $148,699) and 244,626 Common Shares, which were valued at a total of approximately $1,135,000 as of January 25, 1995. As a result of this transaction, BleuMont Telecom became a wholly-owned subsidiary of the Company. Subsequent to this acquisition, the Company caused BleuMont Telecom to change its name to WavePhore Canada, Inc.

       In December, 1995 and January, 1996, the Company completed a private placement of shares of its Series A and Series B Convertible Preferred Shares to institutional and other accredited investors which resulted in gross proceeds to the Company of $33,500,000, less commissions of $2,512,500 and other offering expenses estimated to total approximately $129,000.

       On December 29, 1995, the Company purchased all of the outstanding common stock of Mainstream Data, Inc. ("Mainstream") of Salt Lake City, Utah, in consideration for $20,000,000 in cash and 747,029 Common Shares, which were valued at a total of approximately $9,400,000 as of December 29, 1995. In addition, the Company incurred costs of approximately $100,000 in connection with such acquisition. As a result of this transaction, Mainstream became a wholly-owned subsidiary of the Company. Subsequent to this acquisition, the Company caused Mainstream to change its name to WavePhore Networks, Inc.

       On September 18, 1996, certain of the Series B Convertible Preferred Warrantholders exercised 72,005 warrants, at an aggregate exercise price of approximately $1,800,000, into 72,005 Series B Preferred Shares which were immediately converted into Common Shares.

       On September 25, 1996, the Company filed a Schedule 13E-4 Issuer Tender Offer Statement with the Commission relating to consents being sought by the Company from the holders of its outstanding Preferred Shares and warrants to purchase Series B Preferred Shares (the "Series B Warrants") with respect to a proposed 180 day non-conversion period for the Preferred Shares and certain requested revisions to the terms of the Preferred Shares, including revisions to the conversion price for the Preferred Shares, and to agreements under which the Series B Warrants and Preferred Shares were issued. Consenting holders of Preferred Shares will be entitled to receive a warrant to purchase up to two Common Shares for each Preferred Shares held by such holder at a price of $7.00 per share, subject to adjustment in certain circumstances and certain other conditions. The solicitation expires at 5:00 p.m., Arizona time, on October 21, 1996, and is subject to certain conditions, including without limitation the receipt by the Company of (i) consents of at least 75% of the shares of each of the Series A Preferred and Series B Preferred, and (ii) consents of all of the holders of Series B Warrants, unless the Company elects to accept a lesser approval percentage.

       On September 27, 1996, the Company issued 500,000 Common Shares to Intel Corporation ("Intel"), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, for aggregate consideration of $4,000,000 and cancellation of a Stock Purchase Warrant dated May 5, 1995, pursuant to a Stock Purchase Agreement dated as of September 13, 1996. Under the terms of the Stock Purchase Agreement, the Company has agreed to register the Common Shares acquired by Intel in this Registration Statement.

       The Company is an Indiana corporation formed on November 13, 1990.

                                  RISK FACTORS

       In addition to the other information contained in this Prospectus, prospective investors should carefully consider the factors discussed below in evaluating the Company and its business before purchasing any of the Common Shares offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

LIMITED OPERATING HISTORY; LACK OF PROFITABILITY

       The Company was organized in November 1990 as the successor to an Arizona corporation formed in 1983. Prior to the acquisition of Mainstream in December, 1995, the Company had very limited revenues from operations and had incurred significant losses and substantially negative operating cash flow. Since the acquisition of Mainstream, the Company's revenues have increased significantly, however, the Company has continued to incur losses and negative cash flow.

RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS

       The market for the Company's products and services is characterized by rapid technological change and frequent new product introductions. The Company believes that its future success depends upon its ability to develop and market products and services which incorporate new technologies, and to enhance and expand its existing product lines. The Company will need to spend significant amounts of capital to develop and enhance its products and services to meet technological changes. There can be no assurance that the Company (i) can develop or market new products or services successfully, (ii) can respond effectively to technological changes or new product announcements by its competitors, or (iii) will have sufficient capital when required to implement such strategies.

       The Company is continuing its development of certain of its analog television data broadcasting products. To date, there have been limited sales of such products. There can be no assurance (i) that the Company will be successful in commercially developing such products, (ii) that third party manufacturers of personal computers, set top boxes, facsimile machines and other consumer electronic products will be willing to incorporate the Company's technology into their products, or (iii) that such technology and products will achieve significant market acceptance.

       The success of the Company's analog television data broadcasting products will depend upon the continued use of the analog television broadcast signal. The replacement of the analog television broadcast signal by a digital television broadcast signal as the standard medium of television transmission could materially adversely affect the Company's analog television data broadcasting products. In this regard, so-called high definition television ("HDTV") is expected to eventually enable television broadcasters to transmit non-programming related digital data at high speeds to a mass audience. HDTV involves a digital television signal which is incompatible with the Company's analog TVT1/4 technology. However, if and when implemented, HDTV will use a separate bandwidth allocated by the FCC, and other regulatory authorities in other markets, which would be non-interfering with the bandwidth currently used for the analog broadcast infrastructure. Further, since development and deployment of an HDTV system will involve the re-equipping of the television industry with new transmitters and millions of homes with new receivers, the development of a new broadcast infrastructure and the development of a technology standard, the Company believes that the widespread acceptance and deployment of HDTV will not occur in the United States and other worldwide markets for several years. The Company also believes that the current analog infrastructure may continue to be used for several years beyond HDTV's initial introduction in the United States market, with similar transition periods in other markets. Accordingly, HDTV may not be an immediate threat to the successful deployment of the Company's TVT1/4 technology in a worldwide market; however, it may become a competing technology in the future.

AGGRESSIVE COMPETITION

       The Company has aggressive competitors in the data broadcasting and electronic information access and processing businesses. The Company's sales and potential profitability will be affected by competition from other businesses, including established firms with greater financial and technical resources and more experience in data broadcasting and information distribution than the Company. The Company is aware of numerous competitors which provide products and services similar to those offered by the Company, including, among others, the regional Bell operating companies, AP SatNet and Data Broadcasting Corporation in the data broadcasting business, dial-up services such as Reed Elsevier, Inc.'s LEXIS(R)/NEXIS(R), Desktop Data, Inc., Point Cast Incorporated and Individual, Inc. in the electronic information access and processing business, and Wegener Communications, Comstream Corporation, International Datacasting Corporation and Scientific-Atlanta, Inc. in the equipment sales business. In addition, with the rapid expansion of the Internet, numerous companies provide access to or deliver similar products via this on-line facility. Additional competitors may enter the market as demand for the Company's products and services expands. The Company's sales and marketing efforts will be critical as the Company continues to face competition in the marketplace. The Company does not offer two-way, interactive communications products or services, and the Company could face a potential competitive disadvantage in the event that two-way systems are developed and offered at prices lower than the Company's broadcast systems. There can be no assurance that the Company will, in the future, (i) be able to provide the technological enhancements and new products necessary to maintain its competitive position, or (ii) have the financial resources to make the required investments in sales, marketing, engineering, and research and development necessary to sustain a competitive position for its products and services. The Company's financial condition and results of operations may be affected adversely by the actions of existing or future competitors, including the development of new technologies, the introduction of new products and the reduction of prices to gain or retain market share.

GOVERNMENT REGULATION

       In the United States, broadcast transmissions are subject to regulation by the Federal Communications Commission ("FCC"). In June, 1996, the FCC, acting upon a petition submitted by the Company, ruled that television broadcast licensees may, without prior FCC authorization, use the Company's TVT1/4 technology to broadcast digital data within the video portion of the National Television Standards Committee ("NTSC") television broadcast signal of the type currently transmitted by FCC licensees. In adopting this amendment to its rules, the FCC stated that allowing television broadcast licensees to use this technology, among others, to insert digital data into the video portion of the television signal will allow licensees to provide a wide variety of ancillary services, which the FCC expects will expand the products and services available to businesses and consumers within a television service area. However, there is no assurance that any television networks or television stations will utilize the Company's TVT1/4 technology to broadcast digital data.

       The FCC authorizes FM station licensees to utilize subcarriers within the FM baseband signal for specified purposes including data broadcasting. The Company has entered into contracts with certain FM licensees to lease their subcarriers to broadcast data. The Company is not currently required to hold an FCC license to act as a private carrier to use FM subcarrier channels. An FM license is granted for a period of seven years and may be renewed by the FCC for like terms. Although there can be no assurance that the licenses for the FM stations used by the Company will be renewed, the Company believes that adequate alternative FM stations would be available for use by the Company. The Company currently holds an FCC license for a satellite uplink in Salt Lake City, Utah. The Company's license is subject to renewal, and there can be no assurance that its license will be renewed upon the expiration of its term on October 23, 2002. Any such license may be revoked for cause. Future changes in regulations affecting allocation of the spectrum for services which compete with the Company's services could also adversely affect the Company's business, including spectrum allocations currently under consideration by the FCC.

DIFFICULTIES IN MANAGING GROWTH AND EXPANSION, AND RISKS OF FUTURE ACQUISITIONS

       The Company has experienced significant growth, primarily through two acquisitions in 1995 and anticipates continuing expansion of its operations and business. The management of such growth will require an expansion and integration of the Company's management and financial controls, as well as a corresponding increase in the Company's quality control, delivery, and service capabilities, and could place significant strain on the Company's resources. There can be no assurance that the Company will be able to increase these capabilities effectively or do so in a timely manner. In addition, in order to accommodate this planned growth, it is expected that the Company's operating expenses will increase; there can be no assurance that revenues will increase as rapidly and operating results may therefore be adversely affected. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets that could adversely affect the Company's profitability. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired companies.

DEPENDENCE ON SENIOR MANAGEMENT AND KEY EMPLOYEES

       The Company's success depends to a significant extent upon the performance of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse affect on the Company. The Company has not entered into employment agreements with any of its senior executive officers and is not the beneficiary of life insurance on any of them. Although the Company has agreements with certain members of management not to compete with the Company, there can be no assurance that such agreements will be enforceable or effective in retaining such management persons. In addition, there can be no assurance that the Company will be successful in attracting and retaining qualified personnel.

DEPENDENCE UPON STRATEGIC ALLIANCES OR RELATIONSHIPS

       The Company's future success may, in part, depend upon its ability to develop strategic alliances or relationships with one or more IPs, personal computer and computer chip manufacturers, television networks, consumer electronic manufacturers, software developers, and sales and marketing partners. Through such relationships, the Company may seek to develop additional commercial opportunities in the data broadcasting industry, including the deployment of encoders and decoders, applications and device driver software, network operations, and widespread demand for high-speed data broadcasting. The Company may be dependent on the subsequent success of such third parties to commercialize such products. There can be no assurance that the Company will be able to develop strategic relationships, or that any strategic partner will contractually commit to utilize the Company's products or technology. The inability of the Company to develop and maintain strategic relationships could have a material adverse affect on the Company's business. In addition, there can be no assurance that the Company's collaborators will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors. The Company may seek to enter into arrangements with third parties for foreign commercialization of its products and services. The Company's ability to address markets outside the United States may depend in large part on its ability to enter into collaborative arrangements with such third parties. To the extent that the Company enters into collaborative relationships with third parties, whether for territories outside the United States or otherwise, the success of the Company's products and services that are subject to such relationships may depend in large part on the efforts and commitment of such collaborative partners. The Company has limited experience in business operations outside the United States and Canada, and there can be no assurance that the Company will be able to compete successfully in international markets. International operations and sales are also subject to political and economic risks, including political instability, currency controls, exchange rate fluctuations, and changes in import/export regulations, any of which could have a material adverse effect on the Company.

DEPENDENCE ON SUPPLIERS

       Certain critical components used in the Company's products, including microprocessors, Flash EPROMs, SCPC demodulator assemblies, and L-Band tuners, are each currently available only from sole sources, while certain other components are available from only a limited number of sources. Although to date the Company has been able to obtain adequate supplies of these components, the Company's inability in the future to obtain sufficient sole- or limited-source components or to develop alternative sources could result in delays in product introductions or shipments, which could have a material adverse affect on the Company's operating results. In addition, the Company has elected to obtain certain components, electronic component kitting, manufacture, assembly and test of printed circuit boards, manufacture enclosures, and assembly of mechanical components from single sources. The Company generally obtains these sources on a purchase order basis and does not have long-term contracts with these suppliers or subcontractors. Although the Company believes that other qualified subcontractors are available, the inability of any of these suppliers or subcontractors to provide these services to the Company on a timely basis could materially adversely affect the Company's operations.

PATENTS AND PROPRIETARY RIGHTS

       The success of the Company will be dependent upon its ability to protect its intellectual property and maintain the proprietary nature of its technology, through a combination of patents, licenses and other intellectual property arrangements. There can be no assurance as to the range or degree of protection which the Company's existing patents and any future patents which may be issued to the Company will afford, that such patents will provide any competitive advantages for the Company, or that others will not obtain patents similar to any patents issued to the Company. There can be no assurance that any patents issued to the Company will not be challenged by third parties, invalidated, rendered unenforceable or designed around. Further, there can be no assurance that any pending patent applications or future applications will result in the issuance of any patents to the Company. There can be no assurance that the Company will be successful in protecting its proprietary rights. Since patent applications in the United States are maintained in secrecy until patents issue, and since publication of inventions in technical or patent literature tends to lag behind actual discoveries, there can be no assurance that others will not obtain patents for technology that the Company's technology will infringe, and that technology would need to be designed around or licensed from the inventor by the Company. If the Company deems it necessary to license technology to avoid infringement, there can be no assurance that such licenses will be available on terms that the Company considers to be favorable. No assurance can be given that the Company's technology will not infringe patents or proprietary rights of others, nor that the Company can obtain licenses to use such proprietary rights if necessary. In addition, there can be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the laws of certain countries in which the Company's products may be sold or licensed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Any litigation to determine the validity of any third party claims could result in significant expense to the Company, adversely affect operating results, and divert the efforts of the Company's technical and management personnel, whether or not such litigation is resolved in favor of the Company. Although the Company is not aware of any pending or threatened litigation involving such matters as of the date of this Prospectus, in the event of an adverse result in any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or obtain licenses to the disputed technology. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on commercially reasonable terms.

       The Company's products, services and technology also incorporate subject matter that the Company believes is in the public domain and subject matter that is licensed to the Company or that it otherwise has the right to use. There can be no assurance, however, that third parties will not assert patent or other intellectual property infringement claims against the Company with respect to its products, services, technology or other matters. There may be patents and other intellectual property relevant to the Company's products, services and technology which are not known to the Company and which are owned by third parties.

       The Company has conducted a legal review of two United States patents owned by third parties and of certain prior art. One of the patents may have claims which cover certain of the Company's technology. The Company does not believe that it infringes any valid claims of these patents and the Company believes that it has valid defenses if any claim of infringement is asserted against the Company.

QUARTERLY RESULTS AND SEASONALITY

       The Company has experienced quarterly fluctuations in operating results and expects that such fluctuations will continue. These fluctuations have been caused by various factors, including the timing of significant orders from major customers and the timing of shipments. In addition, the Company's operating results may be influenced by seasonality, which typically results in increased revenue in the fourth quarter related to equipment sales. Because of these factors, the Company expects that its future quarterly results of operations will continue to be subject to significant fluctuations. These factors could also affect significantly annual results of operations.

DEPENDENCE ON A RELATIVELY SMALL NUMBER OF CUSTOMERS

       The Company's current customers include the world's leading providers of financial information, general and industry-specific business news, and business music. These customers utilize the Company's network services and hardware products to distribute their products to end-users. A relatively small group of these customers is responsible for a significant percentage of the Company's revenue. Although the Company believes that its current relationships with its customers are good, the loss of one or more of its major customers could have a material adverse affect on the Company.

CONCENTRATION OF FACILITIES; RISK OF NETWORK DISRUPTION

       The Company's business depends in significant part on its Network Control Center in Salt Lake City, Utah, and access to shared satellite uplink facilities in Raleigh, North Carolina and Chicago, Illinois. While the Company does not currently maintain an off-site backup facility for its network control center, it is in the process of arranging for an off-site backup facility for critical network operations. Damage to or destruction of any of these facilities would seriously disrupt the Company's operations and could materially and adversely affect the Company's profitability.

CONTROL BY EXISTING SHAREHOLDERS

       As of September 27, 1996, the current officers and directors of the Company owned approximately 35% of the outstanding Common Shares of the Company. Certain of such shareholders also hold stock options to purchase additional Common Shares and hold Preferred Shares convertible into Common Shares, the exercise or conversion of which would increase their percentage ownership of the Company. Accordingly, the officers and directors, acting as a group, will likely be able to elect all of the Company's directors and to determine corporate actions requiring shareholder approval. The continuing control by such shareholders could have the effect of delaying or preventing a change in control of the Company. See "Anti-Takeover Provisions."

VOLATILE COMMON SHARES PRICE

       The market price of the Common Shares, like that of the common stock of many other technology companies, has been highly volatile. Factors such as announcements of technological innovations by the Company or its competitors, governmental regulation, industry legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, analyst reports and market conditions for technology stocks in general, could have a significant impact on the future price of the Common Shares. The stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies for reasons frequently unrelated to the operating performance of the companies affected. The market price for the Company's Common Shares could also be adversely affected by the Common Shares which may be sold into the market pursuant to the registration statement of which this Prospectus is a part and other registration statements which the Company has filed or may be obligated to file for the sale of additional Common Shares in the future.

DILUTION

       Certain events, including the issuance of additional Common Shares upon the exercise or conversion of outstanding options, warrants and preferred shares of the Company, could result in substantial dilution of the Common Shares. The Series A and Series B Preferred Shares are convertible into Common Shares of the Company at a ratio based, in part, upon the daily low trading prices of such Common Shares during the three consecutive trading days immediately preceding the date of conversion, reduced by an applicable percentage as set forth in the respective designations of the Series A and Series B Preferred Shares. Because the applicable conversion price, and thus the number of Common Shares which may be issued upon conversion, are dependent upon presently unknown future market prices for the Common Shares, the number of Common Shares to be issued upon conversion is not presently determinable. If the closing prices of $20.50 and $11.31 per share for the Company's Common Shares on December 31, 1995 and September 27, 1996 were utilized for the purpose of calculating the conversion price of the Series A and Series B Preferred Shares, the Company would be obligated to issue approximately 766,000 and 1,389,000 Common Shares, respectively, if all of Series A and Series B Preferred Shares outstanding on September 27, 1996 were converted at the conversion price determined thereby. The issuance of such amount of Common Shares, additional Common Shares issuable upon conversion of a total of 64,595 Series B Preferred Shares underlying certain warrants, and 1,247,029 of the Common Shares which the Company is registering for resale herein, and the potential "overhang" of such shares on the market, could adversely affect the prevailing market price of the Company's Common Shares.

ANTI-TAKEOVER PROVISIONS

       The Company's Articles of Incorporation contain certain provisions that could have the affect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of the Indiana Business Corporation Law restrict business combinations with any "interested shareholder" as defined in such law. These provisions may discourage, delay or prevent certain types of transactions involving actual or potential change in control of the Company, including transactions in which the shareholders might otherwise receive a premium for their Common Shares over then-current market prices, and may limit the ability of the Company's shareholders to approve transactions which they may deem to be in their best interests. These provisions may have the affect of delaying or preventing a change in control of the Company without action by the shareholders, and therefore could adversely affect the price of the Company's Common Shares.

       The Company's board of directors has the authority to issue a total of up to 10,000,000 Preferred Shares and to fix the rates, preferences, privileges, and restrictions, including voting rights, of such Preferred Shares, without any further vote or action by the shareholders. The rights of the holders of the Common Shares will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Shares that have been issued, or might be issued in the future. The issuance of Preferred Shares, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring, or preventing a change in control of the Company. Furthermore, holders of such Preferred Shares may have other rights, including economic rights senior to the Common Shares, and, as a result, the existence and issuance thereof could have a material adverse affect on the market value of the Common Shares. The Company has in the past issued, and may from time to time in the future issue, Preferred Shares for financing or other purposes with rights, preferences, or privileges senior to the Common Shares.

SHARES ELIGIBLE FOR FUTURE SALE

       As of September 27, 1996, the Company had 16,108,893 Common Shares outstanding, all of which were eligible for trading on Nasdaq. Future sales of such Common Shares and additional presently indeterminate Common Shares which may be issued by the Company in the future, including the Common Shares offered by this Prospectus and Common Shares subject to outstanding options, warrants and conversion rights, could adversely affect the prevailing market price of the Common Shares.

       The Company has granted registration rights to certain other holders of the Company's Common Shares. In addition, the Company may from time to time issue additional Common Shares or securities exercisable for or convertible into Common Shares to finance the expansion of its business, for acquisitions, or for other corporate purposes.

NO DIVIDENDS

       The Company has not paid any dividends on its Common Shares, and does not plan to pay dividends on its Common Shares for the foreseeable future. In addition, the provisions of certain series of its Preferred Shares prohibit the payment of dividends on the Common Shares under certain circumstances.

                                 USE OF PROCEEDS

       The Selling Securityholders will receive all of the proceeds and the Company will not receive any of the proceeds from the sale of Common Shares offered hereby.

                             SELLING SECURITYHOLDERS

       The following table provides information with respect to Common Shares owned by each Selling Securityholder as of September 27, 1996, and as adjusted to reflect the sale of the securities offered hereby, by the Selling Securityholders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law or as otherwise noted below.

                                     Common Shares                                   Common Shares
                                      Beneficially          Common Shares             Beneficially
                                     Owned Prior to           to be Sold              Owned After
                                     the Offering(1)      in the Offering(1)         the Offering(2)
     Name of                      --------------------    ------------------      -------------------
Selling Shareholder               Number       Percent          Number            Number      Percent
-------------------               ------       -------          ------            ------      -------
Intel Corporation                 500,000      3.1%            500,000                0          0
Scott E. Calder(3)                153,357(4)   *                53,357          100,000          *
Miller R. Gardner(4)               22,425      *                22,425                0          0
Scott D. Smith(5)                  11,765      *                11,765                0          0
Bruce C. Rothaar(6)                13,422      *                13,422                0          0
Timothy J. Bruske(7)                1,381      *                 1,381                0          0
Mitchell J. Rasmussen(8)            5,524      *                 5,524                0          0
Betty J. Warnick(9)                 1,381      *                 1,381                0          0
Dixon Y. Nielson(10)                1,381      *                 1,381                0          0
David A. Young(11)                  1,381      *                 1,381                0          0
John E. Bennion(12)                 7,742      *                 7,742                0          0
Mason Best Company, L.P.(13)      627,270      3.8             627,270                0          0

-----------------------
*        Less than one percent.

(1) Includes all Common Shares beneficially owned by Selling Securityholders as a percentage of the 16,108,893 Common Shares outstanding on September 27, 1996.
(2) Assumes that the Selling Securityholder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional Common Shares. Assumes no other exercise of options, warrants or conversion rights or issuances of additional securities.
(3) Since May 1996, Mr. Calder has served as Executive Vice President and a Director of the Company. He has served as President of the Company's subsidiary, WavePhore Networks, Inc. ("WNI") since January 1996, has been a Director of WNI since 1988, and served as Chief Executive Officer of WNI from 1992 to January 1996. Includes 100,000 shares subject to a presently exercisable option.
(4) Since January 1996, Mr. Gardner has served as Executive Vice President and Chief Operating Officer of WNI. Mr. Gardner served as President of WNI from 1992 to January, 1996, and as a Director of WNI from 1988 to December, 1995.
(5) Since 1988, Mr. Smith has served as Vice President-Software Development of WNI.
(6)      Since 1988, Mr. Rothaar has served as Vice President-Engineering of
         WNI.
(7) Since January 1996, Mr. Bruske has served as Vice President-Marketing of WNI.
(8) Since 1990, Mr. Rasmussen has served as Vice President-Finance of WNI and since 1992 as Chief Financial Officer of WNI.
(9) Since January 1996, Ms. Warnick has served as Vice President-Network Services of WNI.
(10) Since January 1996, Mr. Nielson has served as Vice President-Communications Products of WNI.
(11)     Since January 1996, Mr. Young has served as Vice President-Sales of
         WNI.

(12)     Mr. Bennion served as Executive Vice President of WNI prior to October,
         1993.
(13) These Common Shares are owned by Mason Best Company, L.P. ("Mason Best"). Mr. Elvis L. Mason is the president of E.L. Mason Corporation, which is the general partner of MB Partners, Ltd. ("MB Partners"), which is the general partner of Mason Best. Mr. Mason owns 50% of the general partner of Mason Best, MB Partners; however, Mr. Mason holds 100% of the voting rights in the general partner of Mason Best. In addition, Mr. Mason is the Managing Partner of Mason Best. As a result, Mr. Mason may be deemed to beneficially own 100% of the Common Shares held by Mason Best.

                            DESCRIPTION OF SECURITIES

         The Company has authorized 50,000,000 Common Shares and 10,000,000 Preferred Shares. As of September 27, 1996, 16,412,393 Common Shares were issued, of which 16,108,893 Common Shares were outstanding and 303,500 were held in the Company's treasury; and a total of 992,521 Preferred Shares in three series were issued and outstanding.

         The Company's Board of Directors has the authority, without further action by the shareholders, to issue a total of up to 10,000,000 Preferred Shares in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued Preferred Shares and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders, may discourage bids for the Company's Common Shares at a premium over the market price of the Common Shares, and may adversely affect the market price of and other rights of the holders of Common Shares.

         The following summary of certain provisions of the Common Shares and Preferred Shares does not purport to be complete and is subject to, and is qualified in its entirety by, the amended Articles of Incorporation of the Company and the Restated Code of Bylaws of the Company which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON SHARES

         Holders of Common Shares are entitled to one vote per share on all matters on which shareholders are entitled to vote. Subject to the rights of holders of any class or series of shares, including Preferred Shares, having a preference over the Common Shares as to dividends or upon liquidation, holders of Common Shares are entitled to such dividends as may be declared by the Company's Board of Directors out of funds lawfully available therefor, and are entitled upon liquidation to receive pro rata the assets available for distribution to shareholders. Holders of the Common Shares have no preemptive, subscription or conversion rights. The Common Shares are not subject to assessment and have no redemption provisions.

SERIES 1994 CUMULATIVE CONVERTIBLE PREFERRED SHARES

         The Series 1994 Cumulative Convertible Preferred Shares (the "Series 1994 Shares") consists of a total of 501,963 authorized and issued shares which have a stated value of $11.00 per share and are convertible at any time into Common Shares at $11.00 per share. The conversion provisions are subject to adjustment in certain circumstances. Cumulative dividends on the Series 1994 Shares accrue at the rate of 10% per annum and are payable when, as and if declared by the Board of Directors of the Company. No dividends may be paid on the Common Shares or other series junior to the Series 1994 Shares unless all accrued dividends have been paid on the Series 1994 Shares. On liquidation of the Company, holders of the Series 1994 Shares will be entitled to receive, before any distribution to holders of Common Shares or other series junior to the Series 1994 Shares, liquidation distributions equal to the stated value per Series 1994 Share, plus accrued and unpaid dividends. The Company may redeem the Series 1994 Shares at any time on at least 30 days written notice at the redemption price of $11.00 per share, plus accrued and unpaid dividends, provided that such redemption has been approved by a majority of the directors of the Company who are not holders of such Series 1994 Shares. The Series 1994 Shares have no voting rights except as otherwise provided by law or the Articles of

Incorporation. All of the Series 1994 Shares are held by David E. Deeds, the Chairman, Chief Executive Officer and President of the Company.

SERIES A CONVERTIBLE PREFERRED SHARES

         The Company is authorized to issue 1,308,000 Series A Convertible Preferred Shares (the "Series A Shares"), of which 490,558 Series A Shares were outstanding as of September 27, 1996. Holders of the Series A Shares are entitled to receive cumulative dividends at the rate of $1.25 per share per annum, payable semi-annually on June 30 and December 31 of each year, when and as declared by the Company's Board of Directors, in preference and priority to any payment of any dividend on the Common Shares or any other class or series of shares of the Company. In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A Shares are entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of shares, the amount of $25.00 per share, plus any accrued but unpaid dividends (the "Liquidation Preference"). The Series A Shares may be redeemed in whole or in part at any time beginning on the first year anniversary after the date of issuance, on at least 30 days notice, at a redemption price equal to the Liquidation Preference. However, the Company may not exercise the right of redemption unless and until (i) the average last trade price of the Common Shares for the 20 consecutive trading days prior to the redemption date exceeds $38.00 per share, and (ii) shares issuable upon conversion of the Series A Shares have been registered for resale under the Securities Act of 1933, as amended (the "Act"). At any time more than three months after the date of issuance, each share of the Series A Shares may be convertible, at the option of the holder thereof, into such number of Common Shares as is determined by dividing (i) the Liquidation Preference by (ii) the applicable Conversion Price. At any date, the Conversion Price shall be the lesser of (x) $21.00 or (y) the average of the daily low trading prices of the Common Shares during the three consecutive trading days immediately preceding such date, reduced by the applicable percentage of such average, which increases from 13% to 29% during the period commencing three months after the date of issuance through 13 or more months after the date of issuance of the Series A Shares. The conversion provisions are subject to adjustment in certain circumstances. On the third anniversary of the date of issuance of the Series A Shares (December 27, 1998), such shares shall be converted into Common Shares without any action on the part of the holders thereof. Except as otherwise provided by law, the Series A Shares have no voting rights. The sole holder of the Company's Series 1994 Shares consented to the creation by the Company of the Series A Shares which have certain rights senior to the Series 1994 Shares.

SERIES B CONVERTIBLE PREFERRED SHARES

         The Company is authorized to issue 600,000 Series B Convertible Preferred Shares (the "Series B Shares"), of which none was outstanding as of September 27, 1996. The provisions of the Series B Shares are identical to that of the Series A Shares, with the exception that the Series A Shares have certain rights, preferences and privileges which are superior to those of the Series B Shares in matters involving dividends, liquidation preference, redemption and the issuance of Common Shares on conversion. The sole holder of the Company's Series 1994 Shares consented to the creation by the Company of the Series B Shares which have certain rights senior to the Series 1994 Shares.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Shares and the outstanding shares of preferred stock is American Securities Transfer, Incorporated.

CERTAIN CHARTER PROVISIONS AND EFFECTS OF INDIANA LAW

         The Company's Articles of Incorporation require that proposals for consideration at a meeting of shareholders must be submitted to the Secretary of the Company not later than the earlier of (i) two hundred seventy (270) days after the adjournment of the next preceding annual meeting, or (ii) the close of business on the seventh day following the date on which notice of the meeting is formally given to shareholders. The foregoing provision may not be amended except with the affirmative vote of 85% of the voting power of all shares entitled to vote.

         In the event any person acquires 10% of the voting power of the Company's Common Shares (an "Interested Shareholder"), then, for a period of five (5) years after such acquisition, the Indiana Business Corporation Law (the "IBCL") prohibits certain business combinations between the Company and such Interested Shareholder unless prior to the acquisition of such Common Shares by the Interested Shareholder, the Board of Directors of the Company approves of such acquisition of Common Shares or approves of such business combination. After such five-year period, only the following three types of business combinations between the Company and such an Interested Shareholder are permitted: (i) a business combination approved by the Board of Directors of the Company before the acquisition of Common Shares by the Interested Shareholder,
(ii) a business combination approved by holders of a majority of the Common Shares not owned by the Interested Shareholder, and (iii) a business combination in which the shareholders receive a price for their Common Shares at least equal to a formula price based on the highest price per Common Share paid by the Interested Shareholder. In addition, certain accretions of voting power may result in an acquiring shareholder losing the right to vote the Common Shares acquired unless such voting power is approved by a majority of the disinterested Common Shares and, if authorized by an appropriate provision of the Company's Articles of Incorporation or Code of Bylaws adopted prior to the time the person becomes an Interested Shareholder, may permit the redemption of the acquiring shareholder's Common Shares. The Company has not adopted such redemption provisions.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the resale by the Selling Securityholders of an aggregate of 1,247,029 Common Shares previously acquired by such Selling Securityholders. The distribution of the Common Shares by the Selling Securityholders currently is not subject to any underwriting agreement. None of the Common Shares offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Common Shares may be sold by the Selling Securityholders from time to time in either underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act, in privately negotiated transactions, through the facilities of Nasdaq, or otherwise, at market prices prevailing at the time of such sale, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Securityholders. The net proceeds to the Selling Securityholders will be the proceeds received by them upon such sales, less brokerage commissions.

         In the case of sales of the Common Shares effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Common Shares sold by or through such broker-dealers, or both. The Company has advised the Selling Securityholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended ("Exchange Act") may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Securityholders and any broker-dealers with respect to the sale of the Common Shares offered by this Prospectus. The Selling Securityholders and any broker-dealer or other agent executing sell orders on behalf of the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which case the commissions received by any such broker-dealer or agent and profit on any resale of the Common Shares may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation.

         The Selling Securityholders may elect to sell all, a portion or none of the Common Shares offered by them hereunder.

         The Company will pay substantially all of the expenses incident to the registration of the Common Shares offered hereby, other than underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Shares being sold by the Selling Securityholders.

                                LEGAL OPINIONS

         The validity of the Common Shares offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004-0001.

                                   EXPERTS

         The consolidated financial statements of WavePhore, Inc. appearing in WavePhore, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Mainstream Data, Inc., as of December 31, 1995 and for the year then ended appearing in WavePhore Inc.'s Current Report (Amendment No. 1 to Form 8-K/A filed on March 11, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Mainstream Data, Inc. as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994, incorporated in this Prospectus by reference to WavePhore, Inc.'s Current Report Form 8-K/A dated March 8, 1996), have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

================================================================================

No dealer, sales representative, or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Securityholders, or any other person. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                     TABLE OF CONTENTS

                                                         Page
                                                         ----
Available Information....................................  2
Information Incorporated
  by Reference...........................................  2
Disclosure Regarding Forward-
  Looking Statements.....................................  3
The Company..............................................  4
Risk Factors.............................................  6
Use of Proceeds.........................................  12
Selling Securityholders.................................  13
Description of Securities...............................  14
Plan of Distribution  ..................................  16
Legal Opinions..........................................  17
Experts.................................................  17

================================================================================


================================================================================



                             1,247,029 Common Shares


                                 WAVEPHORE, INC.


                             --------------------

                                  PROSPECTUS

                             --------------------


                               October  , 1996


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which expenses will be paid by the Company:

         Securities and Exchange Commission
           Registration Fee..............................................   $   3,637*
         Nasdaq Listing Fee..............................................      10,000*
         Printing and Engraving Expenses.................................       1,500*
         Legal Fees and Expenses.........................................      15,000*
         Accounting Fees and Expenses....................................       1,000*
         Blue Sky Fees and Expenses......................................       1,000*
         Transfer Agent Fees and Expenses................................       1,000*
         Miscellaneous...................................................       1,863*
                  Total..................................................   $  35,000*
                                                                            =========

*  Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Unless limited by the Articles of Incorporation, the Indiana Business Corporation Law (the "IBCL") requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. The IBCL permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) the individual's conduct was in good faith; and (2) the individual reasonably believed: (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interest; and (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the individual either: (A) had reasonable cause to believe the individual's conduct was lawful; or (B) had no reasonable cause to believe the individual's conduct was unlawful. Unless a corporation's articles of incorporation provide otherwise, an officer of the corporation, whether or not a director, is entitled to mandatory and court-ordered indemnification to the same extent as a director; and the corporation may indemnify an officer, employee or agent of the corporation, whether or not a director, to the same extent as a director, and to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract. The indemnification provisions of the IBCL are not exclusive of any other rights to indemnification that a person may have under the corporation's articles of incorporation or bylaws, a resolution of the board of directors or of the shareholders, or any other authorization, whenever adopted, after notice, by a majority vote of all of the voting shares then issued and outstanding.

         The IBCL provides that a director is not liable for any action taken as a director, or any failure to take any action, unless: (1) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the IBCL; and (2) the breach or failure to perform constitutes willful misconduct or recklessness. Section 23-1-35-1 of the IBCL provides that a director shall, based upon the facts then known to the director, discharge the duties as a director, including the director's duties as a member of a committee: (1) in good faith; (2) with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and (3) in a manner the director reasonably believes to be in the best interests of the corporation. In discharging the director's duties, a director is entitled to rely upon information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by: (1) one or more officers or employees of the corporation whom a director reasonably believes to be reliable and competent in the matters presented; (2) legal counsel, public accountants, or other persons as to matters the director reasonably believes are within the person's professional or expert competence; or (3) a committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence. A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by the foregoing provisions unwarranted. A director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

         The Company's Articles of Incorporation provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the maximum extent permitted under the IBCL. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         The Company's Restated Code of Bylaws provide that the corporation shall indemnify any individual who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or enterprise whether or not for profit, against liability and expenses, including attorneys fees, incurred by him in any action, suit or proceeding, whether civil, criminal, administrative, investigative, and whether formal or informal, in which he has been made or threatened to be made a party by reason of being or having been in any such capacity, or arising out of his status as such, except
(i) in the case of any action, suit, or proceeding terminated by judgment, order or conviction, in relation to matters as to which he is adjudged to have breached or failed to perform the duties of his office and the breach or failure to perform constituted a willful misconduct or recklessness; and (ii) in any other situation, in relation to matters as to which it is found by a majority of a committee composed of all directors not involved in the matter in controversy (whether or not a quorum) that the person breached or failed to perform the duties of his office and the breach or failure to perform constituted willful misconduct or recklessness.

         The directors and officers of the Company are covered by an insurance policy indemnifying against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), in certain circumstances.

         The Company has agreed to indemnify the Warrant Securityholder, including its officers, directors, or controlling persons, against certain liabilities, including liabilities under the Act.

ITEM 16.  EXHIBITS.

       EXHIBIT
       NUMBER                             EXHIBIT
       ------                             -------
         3.1               Restated Articles of Incorporation (incorp-
                           orated by reference to Exhibit 4 to the Company's
                           Quarterly Report on Form 10-Q for the quarter
                           ended September 30, 1994).

         3.2 Articles of Amendment to the Company's Articles of Incorporation, dated December 27, 1995
                           (incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K dated
                           December 27, 1995).

         3.3               Articles of Amendment to the Company's Articles
                           of Incorporation, dated February 7, 1996 (incorporated
                           by reference to Exhibit 4.3 to the Company's Registration
                           Statement No. 333-1198 on Form S-3).

         3.4 Restated Code of Bylaws (incorporated by reference to Exhibit 4.2 to the Company's
                           Registration Statement No. 33-80343 on Form S-8).

         5                 Opinion of Snell & Wilmer L.L.P. regarding legality.

         23.1              Consent of Ernst & Young LLP.

         23.2              Consent of Price Waterhouse L.L.P.

         23.3              Consent of Snell & Wilmer L.L.P. (included in Exhibit 5).

         24 Power of Attorney (included on signature page of Registration Statement).

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on October 2, 1996.

                                    WAVEPHORE, INC.

                                    By/s/ David E. Deeds
                                      --------------------------------
                                       David E. Deeds, Chairman, Chief
                                       Executive Officer and President

         KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David E. Deeds, R. Glenn Williamson and Kenneth D. Swenson, and each of them, his attorneys-in-fact, each with a power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

          SIGNATURES                     TITLE                                 DATE
          ----------                     -----                                 ----
/s/ David E. Deeds                   Chairman of the Board, Chief           October 2, 1996
----------------------------         Executive Officer and President
David E. Deeds                       (Principal Executive Officer)


/s/ R. Glenn Williamson              Executive Vice President, Chief        October 2, 1996
----------------------------         Operating Officer and Director
R. Glenn Williamson


/s/ Scott E. Calder                  Executive Vice President and           October 2, 1996
----------------------------         Director
Scott E. Calder


/s/ Kenneth D. Swenson               Chief Financial Officer and            October 2, 1996
----------------------------         Treasurer (Principal Financial
Kenneth D. Swenson                   Officer and Principal Accounting
                                     Officer)

/s/ C. Roland Haden                  Director                               October 2, 1996
----------------------------
C. Roland Haden

/s/ Glenn Scolnik                    Director                               October 2, 1996
----------------------------
Glenn Scolnik

/s/ J. Robert Collins                Director                               October 2, 1996
----------------------------
J. Robert Collins